                                 REVOCABLE PROXY

                              ALLIED FIRST BANK, SB


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIED FIRST BANK, SB

         The undersigned member of Allied First Bank, sb (the "Bank") hereby appoints the Board of Directors of the Bank as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the main office of the Bank, located at 387 Shuman Boulevard, Suite 120W, Naperville, Illinois 60563, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof to vote FOR or AGAINST:

               The adoption of the Plan of Conversion to convert the Bank from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank, including the adoption of a stock savings bank charter and bylaws, with the simultaneous issuance of its common stock to Allied First Bancorp, Inc., a Maryland corporation (the "Company") and sale by the Company of shares of its Common Stock.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Bank either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.



             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                             ALLIED FIRST BANK, SB



Please Mark Votes Below


Approval of the Plan of Conversion

FOR   o       AGAINST  o



                                    DATE:                            , 2001
                                         --------------------------


                                    X
                                      -------------------------------------


                                    X
                                      -------------------------------------


                                    IMPORTANT:  PLEASE SIGN YOUR NAME
                                    EXACTLY AS IT APPEARS ON THIS PROXY.
                                    JOINT ACCOUNTS NEED ONLY ONE SIGNATURE.
                                    WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR,
                                    AGENT, CORPORATION, OFFICER, EXECUTOR,
                                    TRUSTEE OR GUARDIAN, ETC., PLEASE ADD YOUR
                                    FULL TITLE TO YOUR SIGNATURE.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS
      IN THE ACCOMPANYING ENVELOPE.

                              ALLIED FIRST BANK, SB
                        387 Shuman Boulevard, Suite 120 W
                           Naperville, Illinois 60565
                                 (800) 272-3286


                           --------------------------

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                           --------------------------

         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Allied First Bank, sb (the "Bank") will be held at the main office of the Bank located at 387 Shuman Boulevard, Suite 120 W, Naperville, Illinois 60563, on_________, 2001 at _________m., Naperville, Illinois time. The purpose of this Special Meeting is to consider and vote upon a plan to convert the Bank from an Illinois mutual savings bank to an Illinois stock savings bank, including the adoption of a stock savings bank charter and bylaws, with the concurrent sale of all the Bank's common stock to Allied First Bancorp, Inc., a Maryland corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock; and

         such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are holders of deposit accounts at the Bank at the close of business on________, 2001. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Kenneth L. Bertrand
                                           ------------------------
                                           Kenneth L. Bertrand
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


Naperville, Illinois
__________, 2001

--------------------------------------------------------------------------------
          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                 FOR APPROVAL OF THE PROPOSAL BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SUMMARY OF PROPOSED CONVERSION

         THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN
ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THE REMAINDER OF THIS PROXY STATEMENT AND THE ACCOMPANYING PROSPECTUS.

         The Bank converted from Allied Pilots Association Federal Credit
Union (the "Credit Union") on September 1, 2001. The charter conversion was the first step in a strategic plan adopted by the Board of Directors of the Credit Union that would provide the Credit Union with a charter that would allow it to raise capital. The Bank, as the successor to the Credit Union, is organized in mutual form and has no stockholders. In the second step of the strategic plan, the Bank will convert to the stock form of organization in order to raise capital for the institution.



         As a mutual institution, the Bank's deposit account holders, which includes deposit account holders in the Credit Union, are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Stock Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank will be converted into a state chartered savings bank organized in stock form, and all of the Bank's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering to (1) depositors of the Bank as of the close of business on December 31, 1998, ("Eligible Account Holders"), (2) depositors of the Bank as of the close of business on September 30, 2001("Supplemental Eligible Account Holders"), (3) depositors of the Bank as of the close of business on___________ who continue as depositors as of the Special Meeting who are not Eligible or Supplemental Eligible Account Holders ("Other Members") and (4) employees, officers and directors of the Bank (the "Subscription Offering").



         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a direct community offering ("Direct Community Offering") or public offering ("Public Offering") through Keefe, Bruyette & Woods ("KBW"). The Subscription Offering and the Public Offering and/or Direct Community Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Allied First Bank's Conversion - Effects of the Conversion- Depositor's Rights If We Liquidate" in the prospectus.

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR
FEDERAL INSURANCE PROTECTION OF ANY DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.


Business Purposes Net Conversion proceeds will increase the capital of the Bank, which for Conversion will support the expansion of its financial services to the public.


                                       i
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

--------------------------------------------------------------------------------
Business Purposes
for Conversion                  Net conversion proceeds will increase the
                                capital of the Bank, which will support the expasion of its financial services to the public.The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets. The conversion is subject to the approval of the Illinois Office and Banks and Real Estate ("OBRE") and non-objection by the Federal Deposit Insurance Corporation ("FDIC").
                                The Bank will continue to be subject to
                                comprehensive regulation and examination by the OBRE and the FDIC.


Subscription Offering           As part of the Conversion, Common Stock
                                is being offered for sale in the Subscription
                                Offering, in the priorities summarized below, to the Bank's (1) Eligible Account Holders,
                                (2) Supplemental Eligible Account Holders
                                (3) Other Members, and (4) employees, officers and directors of the Bank. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Direct Community Offering and/or Public Offering for sale to selected persons through KBW.


Subscription Rights of          Each Eligible Account Holder has been
Eligible Account Holders        given non-transferable rights to Holders
                                subscribe for an amount equal to the
                                greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of such subscriber and the denominator is the total amount of the qualifying deposits of all account holders in this category on the qualifying date.





                                       ii
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

Subscription Rights             After satisfaction of subscriptions of Eligible
of Supplemental                 Account Holders, each of Supplemental
Eligible Account Holders        Supplemental Eligible Account Holder (other than
                                directors and Eligible Account Holders officers of the Bank) has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental
                                Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.

Subscription Rights of Other    Each Other Member has been given
Members                         non-transferable to subscribe Members for an
                                amount equal to the greater of $150,000 of Common Stock or one-tenth of one percent of the total number of shares offered in the Conversion after satisfaction of the subscriptions of the Bank's Eligible Account Holders and Supplemental
                                Eligible Account Holders.

Subscription Rights of Bank     Each individual employee, officer and director
Personnel                       of the Bank has been given the right to
                                subscribe for an amount not to exceed $150,000 of Common Stock after satisfaction of the subscriptions of Eligible Account Holders,
                                Supplemental Eligible Account Holders and Other
                                Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 24% of the total shares offered in the Conversion.

Direct Community                Subject to prior rights of holders of
Offering and/or                 subscription rights, the Holding Company may
Public Offering                 also offer the Common Stock for sale in an
                                amount not to exceed $150,000 to selected persons through KBW in a Direct Community
                                Offering and/or Public Offering. Orders for
                                Common Stock received in any Direct Community
                                Offering or Public Offering must first be filled to a maximum of 2% of the shares offered in the Conversion and any remaining shares must be allocated on an equal number of shares per order until all orders have been filled.



                                       iii
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

Purchase Limitations            (1) No person by himself or herself, together
                                with associates, or persons acting in concert, may subscribe for or purchase more than the lesser of $300,000 or 5% of the Common Stock in the Conversion. (2) The aggregate purchases of directors and executive officers and their associates may not exceed 34% of the total number of shares offered in the Conversion. The
                                Board of Directors of the Holding Company and the Bank may, in their sole discretion, increase the maximum purchase limitation in (1) up to 9.99% of the shares being offered in the Conversion, provided that orders for shares exceeding 5% of the Common Stock sold in the Conversion shall not exceed, in the aggregate, 10% of the Common Stock sold in the Conversion.

Expiration Date of              All subscriptions for Common Stock in connection
the Subscription Offering       with the Subscription Offering must be received
                                by______ m., Naperville, Illinois time on      .
                                                                         ------
How to Subscribe for Shares     For information on how to subscribe for Common
                                Stock being offered in the Subscription
                                Offering, please read the prospectus and the order form and instructions accompanying this proxy statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Bank's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OBRE and the FDIC .

Price of Common Stock           All sales of Common Stock in the Offering will
                                be made at the same price per share (which is currently expected to be $10.00 per share) on the basis of an independent appraisal of the pro forma market value of the Bank and the Holding Company upon Conversion. On the basis of a preliminary appraisal by RP Financial, LC
                                ("RP"), which has been reviewed by the OBRE and the FDIC, a minimum of 459,000 and a maximum of 621,000 shares will be offered in the Conversion. With the approval of the OBRE and the FDIC, the Holding Company may sell up to an additional 93,200 shares of common stock at $10.00 per share without the resolicitation of subscribers. See "Allied First Bank's
                                Conversion -- How We Determined Our Price and the Number of Shares to be Issued in the Stock
                                Offering" in the prospectus.



                                       iv
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

--------------------------------------------------------------------------------
Tax Consequences                The Bank has received an opinion from its
                                special counsel, Jenkens & Gilchrist, A
                                Professional Corporation, stating that the
                                Conversion is a nontaxable reorganization under
                                Section 368(a)(1)(F) of the Internal Revenue
                                Code. The Bank has also received an opinion from Crowe, Chizek and Company LLP stating that the Conversion will not be a taxable transaction for Illinois tax purposes.

Required Vote                   Approval of the Plan of Conversion will require
                                the affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

                 YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION











                                       v
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

                              ALLIED FIRST BANK, SB

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON _____________2001

                               PURPOSE OF MEETING

             This proxy statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Allied First Bank, sb (the "Bank") of the proxies to be voted at the Special Meeting of Members of the Bank (the "Special Meeting") to be held at the main office of the Bank located at 387 Shuman Boulevard, Suite 120 W, Naperville, Illinois 60563, on __________at __________.m., Naperville, Illinois time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion (the "Plan of Conversion") under which the Bank would be converted (the "Conversion") from an Illinois mutual savings bank into an Illinois stock savings bank, the concurrent sale of all the common stock of the stock savings bank to Allied First Bancorp, Inc. (the "Holding Company"), a Maryland corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock"), and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

             THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

             The Bank converted from Allied Pilots Association Federal Credit Union (the "Credit Union") on September 1, 2001. The charter conversion was the first step in a strategic plan adopted by the Board of Directors of the Credit Union that would provide the Credit Union with a charter that would allow it to raise capital. The Bank, as the successor to the Credit Union, is organized in mutual form and has no stockholders. In the second step of the strategic plan, the Bank will convert to the stock form of organization in order to raise capital for the institution.

             The Bank is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth and capitalization. The Holding Company will exchange all but $100,000 of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization. This increased capital will support the expansion of the Bank's financial services to the public. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

             The Board of Directors of the Bank believes that the Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company may adopt a stock option plan and a restricted stock plan following the first year after completion of the Conversion. See "Management -- Benefits" in the accompanying prospectus.



             Maryland was chosen as the state of incorporation for the Holding Company because it provides protections similar to Delaware with respect to takeover, indemnification and limitations on liability, with reduced franchise taxes.

            The Board of Directors and management of the Bank intend to purchase 13.79% of the Holding Company's common stock in the Conversion at the maximum range of the offering. In the future, the Holding Company may adopt a stock option plan and restricted stock plan for the benefit of selected directors, officers and employees. Awards under these plans will be without cost to the particpants. If adopted, the stock option plan and restricted stock plan will be submitted to stockholders for approval. No such plans will be submitted to stockholders for approval or implemented by the Holding Company for at least one year after the date of the completion of the Conversion. Additionally, as part of the Conversion, the Bank will use a portion of its net proceeds from the Conversion to redeem $1.0 million in subordinated capital notes that were issued on September 1, 2001 to qualified investors and management, when the Credit Union converted to a mutual savings bank, in order to meet the capital requirements of the FDIC.



             VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE ANY COMMON STOCK.

         INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

             The Board of Directors of the Bank has fixed___________ as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank depositors of record as of the close of business on the Voting Record Date, who continue to be depositors as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

             Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account.

             Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of________ 2001, the Bank had approximately ______ members who were entitled to cast a total of approximately _______ votes at the Special Meeting.

             Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person. A later dated proxy will serve to revoke a proxy with an earlier date.

             All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

             If a proxy is not executed and is returned and the member does not vote in person, the Bank is prohibited by Federal Deposit Insurance Corporation ("FDIC") regulations from using a previously executed proxy to vote for the Plan of Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

             To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Keefe, Bruyette & Woods, Inc. ("KBW") will assist the Bank in the solicitation of proxies. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION



             THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE ("OBRE")
HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS AND THE FDIC INTENDS NOT TO OBJECT TO THE CONVERSION, SUBJECT TO CERTAIN SPECIFIC CONDITIONS. HOWEVER, SUCH ACTION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE FDIC OR THE OBRE.



             The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through the adoption of an amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Bank's (i) Eligible Account Holders (depositors of the Bank as of the close of business on December 31, 1998); (ii) Supplemental Eligible Account Holders (depositors of the Bank as of the close of business on September 30, 2001); (iii) Other Members (deposit account holders eligible to vote at the Special Meeting who are not Eligible Account Holders or Supplemental Eligible Account Holders); and (iv) the Bank's employees, officers and directors. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in a Direct Community Offering and/or a Public Offering through KBW.

             THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT_______M., NAPERVILLE, ILLINOIS TIME ON_________, 2001, UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY.

             The state and federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Holding Company with the approval of the FDIC. This 45-day period expires ___________unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Holding Company will consult with the Illinois Office of Banks and Real Estate and the FDIC to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

             The Direct Community Offering and/or Public Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

             The commencement and completion of the offering, however, is subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Direct Community Offering and/or Public Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Holding Company from the sale of the Common Stock. The Bank and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

             The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a copy of which is attached. A copy of the proposed stock charter and bylaws of the Bank and the Holding Company's articles of incorporation and bylaws are available from the Bank upon request. Requests for copies of any such documents should be directed to: the Secretary, Allied First Bank, sb, 387 Shuman Boulevard, Suite 120 W, Naperville, Illinois 60563 at (800) 272-3286.

PRINCIPAL EFFECTS OF CONVERSION

             DEPOSITORS. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

             BORROWERS. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

             VOTING RIGHTS OF MEMBERS. Under the Bank's current state mutual charter, depositors have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Bank. Members will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

             LIQUIDATION RIGHTS OF DEPOSITOR MEMBERS. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the FDIC to the maximum extent permitted by law, currently up to $100,000 per insured depositor.



             The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. The Liquidation Account will be an off-balance sheet memorandum account that will not be reflected in the Bank's or Holding Company's published financial statements. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his or her qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on December 31, 1998 or September 30, 2001, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.



             THE BANK. Under federal and state law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Conversion. The Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Bank will remain subject to examination and regulation by the FDIC and the OBRE.



             BENEFITS TO DIRECTORS OFFICERS AND EMPLOYEES. The Board of Directors and management of the Bank inted to purchase 13.79% of the Holding Company's common stock in the Conversion at the maximum range of the offering. In the future, the Holding Company may adopt a stock option plan and restricted stock plan for the benefit of selected directors, officers and employees. Awards under these plans will be without cost to the participants. If adopted, the stock option plan and restricted stock plan will be submitted to stockholders for approval. No such plans will be submitted to stockholders for approval or implemented by the Holding Company for at least one year after the date of the completion of the Conversion. Additionally, as part of the Conversion, the Bank will use a portion of its net proceeds from the Conversion to redeem $1.0 million in subordinated capital notes that were issued to qualified investors and management of the Bank on September 1, 2001, when the Credit Union converted to a mutual savings bank, in order to meet the capital requirements of the FDIC. The issuance and redemption of the notes has been approved by the OBRE and the FDIC.


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

             TAX CONSEQUENCES. The Bank has received an opinion of its special counsel, Jenkens & Gilchrist, A Professional Corporation, to the effect that (i) the Bank's adoption of a charter in stock form will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by the Bank solely as a result of the conversion to stock form; (iii) no gain or loss will be recognized by the Bank's account holders upon the issuance to them of accounts in the Bank, in stock form, immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Conversion; (iv) the tax basis of each account holder's interest in the liquidation account received in the Conversion will be equal to the value, if any, of that interest on the date and at the time of the Conversion; (v) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor; increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of such Subscription Rights; (vi) the holding period of the Common Stock purchased pursuant to the exercise of Subscription Rights will commence upon the exercise of such holder's Subscription Rights and, in all other cases, the holding period of purchased Common Stock will commence on the date following the date of such purchase; and (vii) gain or loss will be recognized by account holders upon the receipt or exercise of Subscription Rights in the Conversion, but only to the extent the Subscription Rights are deemed to have value, as discussed below.

             The opinion from Jenkens & Gilchrist, A Professional Corporation is based, among other things, on certain assumptions, including the assumption that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank has received a letter from RP Financial, LC (the "RP Letter") which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Direct Community and/or Public Offering takes place.

             Notwithstanding the RP Letter, if the Subscription Rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the Subscription Rights, either as a capital gain or ordinary income, in an amount equal to such value, and the Holding Company and the Bank could recognize gain on any distribution.



             With respect to Illinois taxation, the Bank has received an opinion from its tax advisor, Crowe, Chizek and Company LLP, to the effect that the Illinois tax consequences to the Bank, in its mutual or stock form, the Holding Company, Eligible Account Holders, parties receiving Subscription Rights, parties purchasing Conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.



             Unlike a private letter ruling, the opinions of Jenkens & Gilchrist, A Professional Corporation and Crowe, Chizek and Company LLP , as well as the RP Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION



             Under the Plan of Conversion, the letters from the OBRE and FDIC giving approval or indicating an intention not to object to the conversion, respectively, giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions:
(a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Illinois tax consequences of the Conversion.



             The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company with the concurrence of the FDIC and OBRE. IF THE PLAN OF CONVERSION IS AMENDED, PROXIES WHICH HAVE BEEN RECEIVED PRIOR TO SUCH AMENDMENT WILL NOT BE RESOLICITED UNLESS OTHERWISE REQUIRED BY THE FDIC OR THE OBRE. Also, as required by regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the FDIC, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Holding Company of the Plan of Conversion and of the order form and related materials for the Subscription Offering will be final, except as regards or affects the FDIC or the OBRE.

                             ADDITIONAL INFORMATION

             The information contained in the accompanying prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Bank and a description of the capitalization and business of the Bank and the Holding Company, including the Bank's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by reference.

             YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

             A copy of the proposed stock charter and bylaws of the Bank and the Holding Company's articles of incorporation and bylaws are available from the Bank upon request. Requests for copies of any such documents should be directed to: the Secretary, Allied First Bank, sb, 387 Shuman Boulevard, Suite 120 W, Naperville, Illinois 60563, (800)-272-3286.

             IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.


             THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

             THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR

GUARANTEED BY THE BANK OR THE HOLDING COMPANY. IN ADDITION, AN
INVESTMENT IN ALLIED FIRST BANCORP, INC. COMMON STOCK MAY LOSE VALUE.



















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